                                                                    EXHIBIT 11.1

                              HUGHES SUPPLY, INC.

          COMPUTATION OF PRO FORMA COMBINED PRIMARY EARNINGS PER SHARE
                    (IN THOUSANDS, EXCEPT PER SHARE AMOUNTS)

                                                                                    SIX MONTHS
                                                                                      ENDED
                                                                                     JULY 31,
                                                                                       1996
                                                                                    ----------
Pro forma combined net income.....................................................   $ 15,162
                                                                                      =======
Weighted average shares outstanding:
  Common stock and equivalents....................................................      8,488
  Shares issued pursuant to PVF acquisition(1)....................................        335
                                                                                      -------
Total shares......................................................................      8,823
                                                                                      -------
Pro forma combined primary earnings per share.....................................   $   1.72
                                                                                      =======

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(1) Shares issued pursuant to the acquisition of PVF have been included in the computation of common and common equivalent shares as if they were outstanding since January 27, 1996.